SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 3, 2018

MACQUARIE INFRASTRUCTURE CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-32384	43-2052503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 West 55th Street New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 231-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On January 3, 2018, Macquarie Infrastructure Corporation (the “Company”) entered into a new senior secured revolving credit facility (the “Credit Agreement”) among the Company, as borrower, MIC Ohana Corporation (“MIC Ohana”), as guarantor, J.P. Morgan Chase Bank, N.A., as administrative agent and the lenders party thereto. The senior secured revolving credit facility provides borrowings of up to $600.0 million, and replaces a revolving credit facility of $410 million that matured in 2019 (the “Existing Credit Agreement”). The new senior secured revolving credit facility will mature four years after the closing date on January 3, 2022. Aggregate commitments under the senior secured revolving credit facility may be increased under an uncommitted incremental facility up to an additional $100 million (plus an additional $100 million subject to the facility then being unsecured (see below) or the Company being in compliance with a leverage ratio). In addition, a portion of the senior secured revolving credit facility in an aggregate amount of up to $200.0 million is available for the issuance of stand-by letters of credit, of which $150.0 million is committed to be issued. The senior secured revolving credit facility is guaranteed by MIC Ohana and secured by a pledge of the Company’s directly held equity interests, including in MIC Ohana, and all intercompany debt owed to the Company. The senior secured revolving credit facility provides that the security may fall away during any period when at least two investment grade ratings have been obtained by the Company and are in effect and certain other conditions have been met.

Interest on borrowings under the senior secured revolving credit facility will accrue at a rate per annum equal to either an Alternate Base Rate (as described in the Credit Agreement) plus an applicable margin or an Adjusted LIBO Rate (as described in the Credit Agreement) plus an applicable margin.

The Company may use borrowings under the senior secured revolving credit facility for general corporate and working capital purposes including, among others, financing acquisitions.

The senior secured revolving credit facility includes customary affirmative covenants, including an obligation by the Company to use commercially reasonable efforts to maintain a credit rating from Standard & Poor’s Financial Services LLC or Moody’s Investors Service, Inc. (but not obtain or maintain a specific rating). In addition, the senior secured revolving credit facility includes customary negative covenants, including limitations on incurrence of indebtedness of MIC Ohana; creating or incurring liens; merging or consolidating with other entities; selling or disposing of certain assets; making restricted payments; transacting with affiliates; entering into restrictive agreements; and granting certain security interests in the equity interests of subsidiaries, in each case, subject to specified exceptions. The senior secured revolving credit facility also contains a financial covenant based on a ratio of cash flow available for debt service to net cash interest expense.

The senior secured revolving credit facility contains customary events of default including, but not limited to, the Company’s failure to pay principal or interest when due, a change of control, covenant defaults, cross-defaults to certain other indebtedness, monetary judgment defaults and events of bankruptcy.

The press release announcing the entrance into the Credit Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is herein incorporated by reference.

In the ordinary course of business, certain lenders under the senior secured revolving credit facility and their related entities have provided, and may in the future provide, investment banking and commercial banking or other financial services to the Company for which they have received, and may in the future receive, customary compensation and expense reimbursement. Macquarie Capital Funding LLC, a lender under the senior secured revolving credit facility, is an affiliate of our manager, Macquarie Infrastructure Management (USA) Inc.

Item 1.02. Termination of a Material Definitive Agreement.

On January 3, 2018, in connection with entering into the Credit Agreement, the Existing Credit Agreement was terminated. Existing letters of credit under the Existing Credit Agreement are being rolled over or transferred to the Credit Agreement.

In the ordinary course of business, certain lenders under the Existing Credit Agreement and their related entities have provided, and may in the future provide, investment banking and commercial banking or other financial services to the Company for which they have received, and may in the future receive, customary compensation and expense reimbursement. MIHI LLC, a lender under the Existing Credit Agreement, is an affiliate of our manager, Macquarie Infrastructure Management (USA) Inc.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description under Item 1.01. “Entry into a Material Definitive Agreement” of this Current Report on Form 8-K related to the entering into of the Credit Agreement is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

99.1	Press Release of Macquarie Infrastructure Corporation, dated January 4, 2018, announcing its new senior secured revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE CORPORATION

By:	/s/ Christopher Frost
Name: Christopher Frost
Title: President and Chief Executive Officer

Dated:  January 4, 2018